10f-3 REPORT


Greenwich Street Series
Salomon Brothers Variable Aggressive Growth Fund

January 1, 2005 to June 30, 2005


ID: 240
Issuer: GFI Group Inc. (GFIG)
Trade Date:  1/25/2005
Selling Dealer: Merrill Lynch
Amount:   20.00
Purchase Price:   21.00
% Received by Fund: 0.000%
% of Issue (1): 0.213%
Other Participant Accounts (2) :  12,480.00
Issue Amount (2) :  5,860,000.00
Total Received All Funds (2) :  12,500.00


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
(2) Includes purchases by other affiliated mutual funds and discretionary accounts.

Issuer: GFI Group Inc. (GFIG)
Trade Date:  1/25/2005

10f-3 Syndicate Reporting Supplement:
Joint / Lead Manager(s):
Citigroup
Merrill Lynch & Co


Co-Lead Manager(s):
Banc of America Securities LLC
Jefferies & Co
JP Morgan Securities